Exhibit 99.1

NEWS RELEASE Superior Uniform Group, Inc. An American Stock Exchange Listed Company 10055 Seminole Boulevard Seminole, Florida 33772-2539 Telephone (727) 397-9611 Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO
(727) 803-7135	FOR IMMEDIATE RELEASE

SUPERIOR UNIFORM GROUP, INC. ANNOUNCES YEAR-END OPERATING RESULTS

SEMINOLE, Florida - February 25, 2004 – Superior Uniform Group, Inc. (AMEX: SGC), one of the nation’s largest manufacturers of uniforms, career apparel and accessories, announced today its fourth quarter and year-end operating results for 2003.

The Company announced that for the year ended December 31, 2003, sales were $134,324,365 compared to 2002 sales of $144,999,254. Net income for the year ended December 31, 2003 was $5,703,910 or $.78 per share (diluted) compared to $593,085 or $.08 per share (diluted) reported for the year ended December 31, 2002.

Net income for the year ended December 31, 2002 includes a $4.5 million, non-cash charge reflected as a cumulative effect of change in accounting principle, net of tax in accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Mr. Gerald M. Benstock, Chairman of the Board, stated, “Although we continue to operate in an extremely competitive yet weak business climate in all of our major markets, we are gratified to report a 12% increase in earnings before cumulative effect of change in accounting principle and a 10% increase in diluted earnings per share before cumulative effect of change in accounting principle. Our working capital management has continued to improve and we were able to generate in excess of $13 million from operations in the current year. We anticipate that 2004 will be a roller coaster year for the economy with

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the upcoming elections, as well as the continued threat of terrorism. We have all been reading about the “jobless recovery” in the economy and our business will only experience stronger recovery when employment numbers begin to rebound. In spite of this, we feel optimistic about the Company’s prospects for 2004.”

Superior Uniform Group, through its marketing divisions – Fashion Seal Uniforms®, Martin’s®, Empire®, Fashion Seal Hospitality™, Worklon®, Universal®, and Sope Creek® – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures for 2003 are as follows:

Superior Uniform Group, Inc. and Subsidiary

Consolidated Summary of Operations

	Three Months Ended December 31,
	2003	2002
Net sales	$33,969,584	$36,234,148

Costs and expenses:
Cost of goods sold	21,585,814	23,762,338
Selling and administrative expenses	9,417,065	9,737,605
Interest expense	171,933	178,425

	31,174,812	33,678,368

Earnings before taxes on income	2,794,772	2,555,780
Taxes on income	990,000	950,000

Net earnings	$1,804,772	$1,605,780

Basic net earnings per common share	$0.25	$0.23

Diluted net earnings per common share	$0.24	$0.22

Dividends per common share	$0.135	$0.135

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Superior Uniform Group, Inc. and Subsidiary

Consolidated Summary of Operations

	Twelve Months Ended December 31,
	2003	2002
Net sales	$134,324,365	$144,999,254

Costs and expenses:
Cost of goods sold	86,207,906	95,221,013
Selling and administrative expenses	38,616,045	40,932,512
Interest expense	696,504	853,081

	125,520,455	137,006,606

Earnings before taxes on income, and cumulative effect of change in accounting principle	8,803,910	7,992,648
Taxes on income	3,100,000	2,895,000

Earnings before cumulative effect of change in accounting principle	5,703,910	5,097,648
Cumulative effect of change in accounting principle, net of tax benefit of $2,560,000	—	(4,504,563)

Net earnings	$5,703,910	$593,085

Basic net earnings per common share:
Earnings before cumulative effect of change in accounting principle	$0.79	$0.72
Cumulative effect of change in accounting principle, net of tax	—	(0.64)

Basic net earnings per common share	$0.79	$0.08

Diluted net earnings per common share:
Earnings before extraordinary item and cumulative effect of change in accounting principle	$0.78	$0.71
Cumulative effect of change in accounting principle, net of tax	—	(0.63)

Diluted net earnings per common share	$0.78	$0.08

Dividends per common share	$0.54	$0.54

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Superior Uniform Group, Inc. and Subsidiary

Consolidated Balance Sheets

December 31,

	2003	2002
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$14,915,079	$7,470,719
Accounts receivable, less allowance for doubtful accounts of $475,000 and $565,000, respectively	24,419,287	20,413,202
Inventories	36,380,470	42,655,934
Prepaid expenses and other current assets	2,156,065	3,270,339

TOTAL CURRENT ASSETS	77,870,901	73,810,194
PROPERTY, PLANT AND EQUIPMENT, NET	18,289,436	20,059,164
GOODWILL	741,929	741,929
OTHER ASSETS	6,071,667	5,215,665

	$102,973,933	$99,826,952

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$5,400,401	$5,191,993
Accrued expenses	5,078,982	5,825,422
Current portion of long-term debt	1,179,021	1,104,080

TOTAL CURRENT LIABILITIES	11,658,404	12,121,495
LONG-TERM DEBT	6,266,047	7,445,068
DEFERRED INCOME TAXES	165,000	150,000
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value - authorized 300,000 shares (none issued)	—	—
Common stock, $.001 par value - authorized 50,000,000 shares, issued and outstanding - 7,370,612 and 7,131,237, respectively.	7,371	7,131
Additional paid-in capital	13,641,223	10,620,073
Retained earnings	71,883,888	70,387,185
Other comprehensive income (loss):
Cash flow hedges	(648,000)	(904,000)

TOTAL SHAREHOLDERS’ EQUITY	84,884,482	80,110,389

	$102,973,933	$99,826,952